Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. PROVIDES OPERATIONAL UPDATE ON ITS

PRYOR, OKLAHOMA FACILITY

OKLAHOMA CITY, Oklahoma — September 28, 2017 — LSB Industries, Inc. (NYSE: LXU) (“LSB” or “the Company”) today announced that the ammonia plant at its Pryor, Oklahoma chemical facility (“Pryor Facility” or “Pryor”) experienced a minor fire and was taken out of service on September 23, 2017 to repair damage to some of the plant’s electrical controls, wiring and piping. None of the Company’s employees were injured, there was no damage to the reformer or to other major pieces of equipment, and there was no release of ammonia.

LSB management expects the repairs to be completed and ammonia production to resume by the end of October 2017. The Company plans to meet customer commitments for pre-sales of products by either shipping from other facilities or by purchasing them from third parties and thus, the ammonia plant downtime will not result in reductions of UAN or ammonia sales volumes.

Management expects that the EBITDA impact resulting from the repair expenses, the excess cost of purchasing UAN versus producing it, and the reduced absorption of fixed costs will be approximately $1.5 million to $2.0 million for the third quarter of 2017 and $2.5 million to $2.75 million for the fourth quarter of 2017.

LSB will provide an update on the progress of the repairs and the impacts of the downtime on financial results when the Company reports third quarter 2017 results in late October.

About LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: enhanced reliability at our Facilities; reducing costs; expanding into new markets; reducing leverage and completing repairs on time and as estimated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2016 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: Fred Buonocore (212) 836-9607 Kevin Towle (212) 836-9620 The Equity Group Inc.